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Exhibit 12.1

Merrill Corporation
Computation of Ratio of Earnings to Fix Charges
(dollars in thousands)

															Pro Forma
											For the Three Months Ended April 30,				Three Months Ended April 30, 1999
	For the Year Ended January 31,																Year Ended January 31, 2000
	1996		1997		1998		1999		2000		1999		2000

Income (loss) before provision for income taxes	$18,706		$32,484		$46,466		$47,671		$(8,801)		$8,235		$(593)		$1,940		$8,986

Fixed charges
Cash interest expense	1,099		4,124		4,321		3,961		12,771		1,103		9,603		10,167		40,953
Amortization of deferred financing costs	—		30		74		64		253		17		336		64		253
1/3 rent expense from operating leases	1,708		2,003		2,673		3,010		3,722		720		1,455		1,101		3,799

Total fixed charges	2,807		6,157		7,068		7,035		16,746		1,840		11,394		11,332		45,005

Earnings + fixed charges	$21,513		$38,641		$53,534		$54,706		$7,945		$10,075		$10,801		$13,272		$53,991

Earnings to fix charges	7.7	x	6.3	x	7.6	x	7.8	x	0.5	x	5.5	x	0.9	x	1.2	x	1.2	x

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Merrill Corporation Computation of Ratio of Earnings to Fix Charges (dollars in thousands)